                                                                                        EXHIBIT 20.1

                                                                                        NEWS RELEASE
FOR IMMEDIATE RELEASE
---------------------

Contacts:         Laureen McGowan
                  Greenough Communications Group
                  Lmcgowan@gcgpr.com
                  617-275-6515

                  Melissa Federico
                  C-bridge
                  Mfederico@c-bridge.com
                  617-342-5410

                                C-BRIDGE AND EXCELON COMPLETE MERGER

BOSTON and  BURLINGTON,  Mass.-- Sept. 19, 2001 - C-bridge  (Nasdaq:  CBIS), a leading  e-Enterprise consulting and services provider, and eXcelon Corporation (Nasdaq: EXLN), an award-winning XML-based platform provider,  today announced the successful  completion of their merger. The combined company will do business as eXcelon  Corporation with headquarters in Burlington,  Massachusetts and offices in the U.S.,  Canada,  Europe and the  Asia-Pacific  region  serving over three  thousand  customers worldwide. eXcelon will continue to trade under the Nasdaq symbol "EXLN."

Joe Bellini,  chief executive  officer of the new eXcelon,  said the merger positions the company to meet the heightened demands for solutions that are designed to increase return on investment.  "This merger obviously marks a significant milestone in the histories of our two companies," said Bellini.
"We're now able to provide our shared customers and the market with exceptional  industry  expertise combined with open, strategic technology that can be deployed rapidly."

Bellini added, "We will now focus on the task of implementing  our integration  plan. Our goal is to ensure that we deliver benefits for customers, employees and shareholders."

Former  eXcelon  Corp.  chairman and CEO,  Robert  Goldman,  is the chairman of the board of the new company.  Mark Cosway is the  president  of the new company and Richard C. Putz is  eXcelon's  chief strategy and marketing  officer.  Satish Maripuri,  former president and chief operating  officer of
eXcelon,  continues as the company's chief operating  officer and Lacey Brandt continues to serve as
eXcelon's chief financial officer.

The last day of trading on the Nasdaq Stock Market for C-bridge was  September  19, 2001.  Under the terms of the merger,  each share of C-bridge  common  stock will be exchanged  for 1.2517  shares of
eXcelon common stock and  outstanding  options to purchase  shares of C-bridge  common stock will be converted  to options to purchase  shares of eXcelon  common  stock at the same ratio.  Based on the number of shares and options outstanding today,  post-merger,  each company's  stockholders will own approximately one-half of the combined company on a fully diluted basis.

CONFERENCE CALL SCHEDULED
eXcelon will discuss the  implementation  of its integration plan and  restructuring  initiatives in connection  with the merger on Monday,  September 24th at 5:30 p.m. To access the  conference  call, please dial 800-500-0177  (Domestic) or 719-457-2679  (International).  The conference ID number for this call is 746243. A Webcast of the call can also be accessed via the Investor  Relations  section of eXcelon's Web site  (www.exceloncorp.com).  A replay of the conference call will be available for
seven  (7)  days  following  the  call  by  dialing   888-203-1112   (Domestic)   and   719-457-0820
(International), and using the passcode 746243.

ABOUT EXCELON
eXcelon is a leading  provider  of  value-driven,  industry  solutions  and  technology  that enable effective  business  processes in ever-changing  marketplaces.  eXcelon solutions are enabled by our award-winning  XML  technology,  delivered on a  service-based  architecture  and  supported by deep business  expertise,  as well as world class  executive  and technical  education.  The products and solutions  eXcelon  designs,  develops  and markets  include a wide  spectrum  of  industry-specific business process solutions;  as well as Stylus Studio, the  internationally  praised XML developers'
toolkit;  XIS, the award winning  Extensible  Information  Server;  Business  Process  Manager,  the
industry's leading high-performance  server; and ObjectStore,  a leading data management performance
product.   Headquartered  in  Burlington,  MA,  eXcelon  markets  its  solutions  worldwide  through value-added  resellers,  system  integrators,  consulting  firms,  OEM  licensees  and direct  sales channels.

eXcelon is traded on The Nasdaq Stock Market(sm) under the symbol EXLN. For more information, please visit the eXcelon Web site at http://www.exceloncorp.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements  in this press  release  that do not relate to  historical  facts,  including  statements concerning the combined business operations of eXcelon and C-bridge, future expectations relating to the combined  companies,  plans,  and prospects of eXcelon  following the merger with C-bridge,  are forward-looking  statements.  Such  statements  are not  guarantees of future  performance,  and are subject to substantial risks and  uncertainties and involve  assumptions that could cause the future results of eXcelon to differ  materially  from those  expressed in any  forward-looking  statements.
eXcelon disclaims any intent or obligation to update publicly any forward-looking statements whether in response to new information, future events or otherwise.

Important  factors  that  could  cause our  actual  results  to differ  from  these  forward-looking statements  include the risk that the  businesses  of eXcelon and  C-bridge  will not be  integrated successfully;  costs related to the merger of eXcelon and C-bridge;  the possibility that the recent restructuring of our business operations, as well as any additional restructuring  initiatives,  may not produce  improvements in our operating results;  the risk that our common stock may not continue to trade on the Nasdaq  National  Market;  market demand for XML-based  products;  the risk that our revenues  will not grow rapidly  enough to offset  increased  expenditures  that we are incurring to develop and market our new XML-based  products;  the fact that a significant portion of the combined company's  revenues to date have been derived from sales of eXcelon's  Object Design data management products,  the  market  for  which  is  stable  or  declining;  the  profitability  of our  Internet professional  services  contracts;  our ability to retain existing  Internet  professional  services clients and attract new clients;  the possibility  that we may be unable to keep pace with the rapid technological  change and intense  competition that characterize our markets;  the occurrence of any failure of the Internet; the continued improvement of security on the Internet; general economic and industry  conditions;  factors  described  under the  heading  "Risk  Factors"  in our  Registration
Statement on Form S-4 relating to the merger,  as filed with the Securities and Exchange  Commission on August 17, 2001; and other factors  described under the heading  "Certain Factors that May Affect
Future  Results" in our Annual Report on Form 10-K for the year ended December 31, 2000, as amended, as filed with the Securities and Exchange  Commission as well as factors described under the heading
"Risk  Factors" in C-bridge's  Annual  Report on Form 10-K for the year ended  December 31, 2000, as amended, as filed with the Securities and Exchange Commission.

                                                 ###

NOTE:  C-bridge,  Object Design and  ObjectStore are registered  trademarks of eXcelon  Corporation.
eXcelon,  EXLN, Xpress,  eXcelon Portal Server,  eXcelon  Integration  Server,  eXcelon  eSolutions,
Stylus,  Cache-Forward,  and Javlin are trademarks of eXcelon Corporation.  All other trademarks are the property of their respective owners.